Exhibit 99.1

Synergy Pharmaceuticals Provides Business Update

NEW YORK — October 25, 2018 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) (the “Company” or “Synergy”), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today provided a business update.

Strategic Review Update

In April 2015, prior to the FDA approval and launch of TRULANCE® (plecanatide) in 2017, Synergy hired a top tier advisory firm to engage external parties and evaluate all strategic options available to the Company, including US and ex-US partnerships and a possible sale of the Company. Ultimately, there were no offers to acquire the Company and no partnership opportunities emerged in this evaluation that it believed aligned with the Company strategically or financially. As a result, Synergy determined the best course of action for the business and Synergy shareholders at that time was to commercialize on its own.  However, the Company has always remained open to, and committed to exploring all strategic and business development opportunities to enhance shareholder value. These efforts resulted in several recently announced partnerships and collaborations in 2018, including two ex-US licensing deals for TRULANCE and a collaboration with the National Cancer Institute for Synergy’s second asset, dolcanatide.

In May 2018, Synergy announced that it was running a strategic review process. As part of this extensive review, the Company, assisted by outside strategic and financial advisors, has been exploring multiple options and alternatives to create and enhance shareholder value. The Company held in-depth discussions with numerous potential counterparties regarding various strategic alternatives during this process. To date, the offers received to acquire Synergy have been significantly below the Company’s current market value, and it has been unable to consummate any partnership opportunities.  At this time, Synergy does not believe that it will obtain any offers that are significantly higher in value than those received to date. Nevertheless, Synergy remains committed to the continued evaluation of all opportunities to enhance shareholder value, and there is no set timetable for completing this process.

Liquidity Update

In parallel with the strategic review process, Synergy has been seeking to renegotiate the terms of its term loan agreement with CRG Servicing LLC (“CRG”).  The Company has been unable to further amend the agreement with respect to the financial and revenue covenants, and the Company has decided to forego drawing down on any additional amounts pursuant to its term loan agreement. Moreover, the Company’s term loan agreement contains a minimum liquidity covenant that absent relief from CRG may not be satisfied. Synergy is continuing discussions with CRG for covenant relief and in parallel the Company is currently pursuing financing alternatives that better align with its business, but there is no assurance that the Company can secure CRG’s consent or otherwise obtain any such financing on commercially reasonable terms, in which case the Company could default under the term loan agreement and may have to pursue or otherwise accelerate strategic alternatives, including the possibility of seeking bankruptcy protection to protect stakeholder value in the event other options are not reasonably executable.  Further updates on financing alternatives will be provided when available.

Financial Update

TRULANCE uptake in 2018 has been slower than anticipated due to a highly competitive market access environment and slower than anticipated overall market growth. As a result, based on the Company’s current updated forecasts, Synergy is projecting TRULANCE total net sales for 2018 to be between $42.0 million to $47.0 million, which would be below the minimum revenue covenant of $61.0 million set forth in its term loan agreement with CRG. Under the terms of the agreement, Synergy will be required to repay principal and pay prepayment penalties in an amount equal to $38.0 million to $51.0 million if total net sales fall within the expected range noted above. Such principal repayment and prepayment penalties will be due no later than March 31, 2019.  As previously announced, the Company has continued to evaluate opportunities to reduce cash expenditures to better align with anticipated revenues and available capital.

Third Quarter Financial Results

The Company plans to release its third quarter financial results aftermarket on Thursday, November 8, 2018.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE® (plecanatide) and a second product candidate - dolcanatide. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; whether we can obtain financing on commercially reasonable terms; our ability to meet our obligations under the term loan agreement; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Ted McHugh and Nicole Briguet

212-704-8164

SynergyIR@edelman.com